EXHIBIT 23.5

Kent Couling
Morgan Stanley | Investment Banking Division
2725 Sand Hill Road | Suite 200 | Floor 02
Menlo Park, CA 94025

To whom it may concern:	November 19, 2004

We consent to the use in this Registration Statement of Stentor, Inc. on Form S-1 of information derived from our surveys regarding the healthcare information technology industry appearing in the Prospectus, which is part of this Registration Statement. We also consent to the references to us in the Prospectus.

The reference below may be made as long as it is cited to the 15th Annual HIMSS Leadership Survey sponsored by Superior Consultant Company.

According to survey respondents, technology should have an impact on increasing worker efficiency to mitigate healthcare workforce shortages (see Figure 1). Nearly 53 percent of respondents indicated that technology would have a great deal of impact on increasing worker efficiency to mitigate healthcare workforce shortages.

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http://216.239.39.104/search?q=cache:JsqKt0M8nN4J:www.himss.org/asp/ContentRedirector.asp%3FContentID%3D32643+2003+staffing+and+technology+survey&hl=en

The reference below may be made as long as it is cited to the 2003 HIMSS Staffing & Technology Survey.

Future use of Intranets is projected to increase. Presently, 94 percent of healthcare IT executives report that they use an Intranet; 99 percent report they will use an Intranet in two years.
http://www.himss.org/2004survey/ASP/index.asp

Sincerely,

/s/ Anna Parks

HIMSS
230 East Ohio
Suite 500
Chicago IL 60611